EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

dated as of

February 27, 2006

among

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION,

as Seller

KITTY HAWK FUNDING CORPORATION,

as the Conduit Investor

BANK OF AMERICA, N.A.,

as Agent for the Investors, Administrator and as an Alternate Investor

THE OTHER ALTERNATE INVESTORS

FROM TIME TO TIME PARTIES HERETO

and

NAVISTAR FINANCIAL CORPORATION,

as Servicer

NAVISTAR FINANCIAL 2006-BOA OWNER TRUST

Series 2006-BOA Floating Rate Class A, Class B and Class C Notes

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TABLE OF CONTENTS

(continued)

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NOTE PURCHASE AGREEMENT dated as of February 27, 2006 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among:

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, a Delaware corporation, as Seller (the “Seller”);

KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as the Class A Conduit Investor, Class B Conduit Investor and Class C Conduit Investor;

BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as Agent for the Investors, as Administrator and as a Class A Alternate Investor, Class B Alternate Investor and the Class C Alternate Investor;

THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS ALTERNATE INVESTORS; and

NAVISTAR FINANCIAL CORPORATION, as Servicer (the “Servicer”).

WHEREAS, the Trust and the Indenture Trustee are party to an Indenture dated as of February 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Seller has authorized the issuance of Series Class A Notes Floating Rate Asset Backed Notes (the “Class A Notes”) and Class B Notes Floating Rate Asset Backed Notes (the “Class B Notes”) and Class C Notes Floating Rate Asset Backed Notes (the “Class C Notes”).

WHEREAS, on the Closing Date, the Seller intends to sell the Purchased A Note to the Agent for the benefit of the Class A Investors and the Class A Investors desire to acquire the Purchased A Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class A Conduit Investor may, in its sole discretion fund the Class A Funded Amount under the Purchased A Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class A Alternate Investors shall, at the request of any Class A Conduit Investor, purchase the interests in the Purchased A Note held by such Class A Conduit Investor, and thereafter, at the request of the Seller, fund the Class A Funded Amount under the Purchased A Note;

WHEREAS, on the Closing Date, the Seller intends to sell the Purchased B Note to the Agent for the benefit of the Class B Investors and the Class B Investors desire to acquire the Purchased B Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class B Conduit Investor may, in its sole discretion fund the Class A Funded Amount under the Purchased B Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class B Alternate Investors shall, at the request of any Class B Conduit Investor, purchase the interests in the Purchased B Note held by such Class B Conduit Investor, and thereafter, at the request of the Seller, fund the Class A Funded Amount under the Purchased B Note;

Note Purchase Agreement

WHEREAS, on the Closing Date, the Seller intends to sell the Purchased C Note to the Agent for the benefit of the Class C Investors and the Class C Investors desire to acquire the Purchased C Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class C Conduit Investor may, in its sole discretion fund the Class C Funded Amount under the Purchased C Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Class C Alternate Investors shall, at the request of any Class C Conduit Investor, purchase the interests in the Purchased C Note held by such Class C Conduit Investor, and thereafter, at the request of the Seller, fund the Class C Funded Amount under the Purchased C Note;

WHEREAS, the Seller and the Investors, as beneficial owners from time to time of the Purchased Notes, wish to evidence certain agreements relating to, among other things, the right of the Seller to cause the Trust to borrow amounts under the Notes during the Reinvestment Period, all as provided in this Agreement and the Indenture; and

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Terms used herein but not otherwise defined herein have the respective meanings given to such terms in Appendix A to the Pooling Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrator” means Bank of America or an Affiliate thereof, as Administrator for the Conduit Investor or Bank of America or an Affiliate thereof, as administrator for any Conduit Assignee.

“Affected Party” means any of the Investors, the Agent, the Administrator, the Program Support Providers and their respective officers, directors, employees, counsel and other agents.

“Agent” means Bank of America in its capacity as agent for the Investors, and any successor thereto appointed pursuant to Section 7.09.

“Agent-Related Person” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Agreement” is defined in the preamble.

“Alternate Investor Rating Criteria”: means a short term debt rating of “A-1” from Standard & Poor’s, “P-1” from Moody’s and “F-1” from Fitch.

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“Alternate Investors” means the Class A Alternate Investors, the Class B Alternate Investors and the Class C Alternate Investors.

“Alternate Rate” for any Fixed Period for any Funding Tranche means an interest rate per annum equal to 1.15% per annum above the Eurodollar Rate for such Fixed Period; provided, however, that in the case of

(i) any Fixed Period existing on or after the first day of which the Administrative Agent shall have been notified by a Conduit Investor or an Alternate Investor or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for a Conduit Investor or such Alternate Investor or other Program Support Provider to fund any Funding Tranche (based on the Eurodollar Rate) set forth above (and a Conduit Investor or Alternate Investor or other Program Support Provider shall not have subsequently notified the Administrative Agent that such circumstances no longer exist),

(ii) any Fixed Period of one to (and including) 13 days,

(iii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000, and

(iv) any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Administrative Agent of less than three (3) Business Days,

the “Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period. The “Alternate Rate” for any day on or after the occurrence of an Event of Default shall be an interest rate equal to 2.0% per annum above the Corporate Base Rate in effect on such day.

“Assigned Percentage” has the meaning specified in Section 2.09(a).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” has the meaning specified in Section 2.09(a).

“Assignment Purchase Price” means, on any Assignment Date, with respect to any Alternate Investor at the time of any assignment pursuant to Section 2.09, an amount equal to the lesser of (i) such Alternate Investor’s Pro Rata Share of the sum of (a) the applicable Assigned Percentage plus (b) unpaid interest payable on the Commercial Paper issued by the Conduit to fund the Assigned Percentage, and (ii) such Alternate Investor’s unused Commitment (minus the unrecovered principal amount of such Alternate Investor’s investments in the Notes pursuant to the Program Support Agreement to which it is a party).

“Bank of America” is defined in the preamble.

3	Note Purchase Agreement

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Beneficial Owner” shall initially mean each Conduit Investor and, to the extent of any purchase of an interest in, or funding of the Class A Funded Amount, Class B Funded Amount or Class C Funded Amount pursuant to the Class A Notes, the Class B Notes or the Class C Notes, as the case may be, by the applicable Alternate Investors pursuant to Sections 2.03 or 2.09, the applicable Alternate Investors.

“Class A Alternate Investor Percentage” means, on any day and as to all Class A Alternate Investors party to this Agreement, a fraction expressed as a percentage, the numerator of which is the portion of the Class A Funded Amount funded by the Class A Alternate Investors and the denominator of which is the Class A Funded Amount; provided that at all times on and after the first Assignment Date occurring on or after the Class A Conduit Investment Termination Date, the Class A Alternate Investor Percentage means 100%.

“Class A Alternate Investors” means Bank of America and any other financial institution that shall become a party to this Agreement as a “Class A Alternate Investor” pursuant to Section 8.01.

“Class A Commitment” means with respect to each Class A Alternate Investor, as the context requires, (a) the commitment of such Class A Alternate Investor fund the purchase of the Class A Note on the Closing Date and to make Class A Incremental Funding in accordance with Section 2.03 (including Class A Incremental Fundings funded through withdrawals from any Downgrade Collateral Account) or to pay Assignment Purchase Prices with respect to Assigned Percentages pursuant to Section 2.09, in an amount in the aggregate not to exceed the amount described in the following clause (b), and (b) the Dollar amount set forth opposite such Class A Alternate Investor’s signature on the signature page hereto under the heading “Class A Commitment” or on the signature page to the Assignment and Assumption Agreement in connection with an assignment from a Class A Alternate Investor of its obligations hereunder in accordance with the terms of Section 8.01, minus the Dollar amount of any Class A Commitment or portion thereof assigned by such Class A Alternate Investor pursuant to an Assignment and Assumption Agreement, plus the Dollar amount of any increase to such Class A Alternate Investor’s Commitment consented to by such Class A Alternate Investor prior to the time of determination; provided, however, that as the Class A Facility Limit is reduced, the aggregate of the Class A Commitments of all the Class A Alternate Investors shall be reduced in a like amount and the Class A Commitment of each Class A Alternate Investor shall be reduced in proportion to such reduction.

“Class A Conduit Investment Termination Date” means the date of the delivery by the Class A Conduit Investor to the Seller of written notice that the Class A Conduit Investor elects, in its sole discretion no longer fund Class A Incremental Fundings.

“Class A Conduit Investor” means Kitty Hawk Funding Corporation, a Delaware corporation and any assignee thereof, including any Conduit Assignee.

“Class A Conduit Investor Percentage” means, on any date of determination, 100% less the Class A Alternate Investor Percentage.

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“Class A Facility Limit” means (i) prior to the Termination Date, 102% of the Class A Maximum Net Investment and (ii) on and after the Termination Date, 102% of the Class A Net Investment outstanding as of the most recent Distribution Date; provided that such amount may not at any time exceed the aggregate Class A Commitments then in effect.

“Class A Funded Amount” means on any Business Day, an amount equal to the result of (a) the Class A Initial Invested Amount plus (b) the aggregate amount of all Class A Incremental Funded Amounts for all Incremental Fundings occurring on or prior to such Business Day minus (c) the aggregate amount of principal payments made to Class A Noteholders prior to such date.

“Class A Incremental Funded Amount” means, with respect to any Incremental Funding, the Class A Percentage times the amount of such Incremental Funding.

“Class A Incremental Funding” means, the funding of the Class A Incremental Funded Amount of each Incremental Funding hereunder.

“Class A Initial Invested Amount” means $490,676,528.83.

“Class A Investor(s)” means the Class A Conduit Investor and/or the Class A Alternate Investors, as the context may require.

“Class A Maximum Net Investment” means the maximum Class A Note Interest of the Purchased A Note permitted from time to time pursuant to the Indenture and this Agreement, being $699,000,000.

“Class A Net Investment” means, with respect to each Beneficial Owner at any time, the Class A Funded Amount for such Beneficial Owner plus any amounts paid by such Beneficial Owner (if such Beneficial Owner is a Class A Alternate Investor) as part of the Assignment Purchase Price in respect of accrued and unpaid interest on the Class A Notes.

“Class A Note” is defined in the first paragraph of the recitals.

“Class A Note Interest” means each undivided interest in the Class A Notes acquired by the Class A Conduit Investor or the Class A Alternate Investors in connection with the funding of the Class A Initial Invested Amount, the making of Class A Incremental Fundings by the Class A Conduit Investor or the Class A Alternate Investors pursuant to Section 2.03 or the funding of any Assignment Purchase Price by the Class A Alternate Investors pursuant to Section 2.09.

“Class A Noteholders’ Interest Distributable Amount” means, with respect to any Distribution Date, the Monthly Interest payable on the Class A Notes.

“Class A Percentage” means 93.20%.

“Class A Pro Rata Share” means, for a Class A Alternate Investor, (i) the Class A Commitment of such Class A Alternate Investor divided by the sum of the Class A Commitments of all Class A Alternate Investors or (ii) if the Commitments shall have been terminated, its pro rata share of the Class A Alternate Investor Percentage of the Class A Funded Amount.

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“Class B Alternate Investor Percentage” means, on any day and as to all Class B Alternate Investors party to this Agreement, a fraction expressed as a percentage, the numerator of which is the portion of the Class B Funded Amount funded by the Class B Alternate Investors and the denominator of which is the Class B Funded Amount; provided that at all times on and after the first Assignment Date occurring on or after the Class B Conduit Investment Termination Date, the Class B Alternate Investor Percentage means 100%.

“Class B Alternate Investors” means Bank of America and any other financial institution that shall become a party to this Agreement as a “Class B Alternate Investor” pursuant to Section 8.01.

“Class B Commitment” means with respect to each Class B Alternate Investor, as the context requires, (a) the commitment of such Class B Alternate Investor to fund the purchase of the Class B Notes on the Closing Date and to make Class B Incremental Fundings in accordance with Section 2.04 (including Class B Incremental Fundings funded through withdrawals from any Downgrade Collateral Account) or to pay Assignment Purchase Prices with respect to Assigned Percentages pursuant to Section 2.09, in an amount in the aggregate not to exceed the amount described in the following clause (b), and (b) the Dollar amount set forth opposite such Class B Alternate Investor’s signature on the signature page hereto under the heading “Class B Commitment” or on the signature page to the Assignment and Assumption Agreement in connection with an assignment from a Class B Alternate Investor of its obligations hereunder in accordance with the terms of Section 8.01, minus the Dollar amount of any Class B Commitment or portion thereof assigned by such Class B Alternate Investor pursuant to an Assignment and Assumption Agreement, plus the Dollar amount of any increase to such Class B Alternate Investor’s Commitment consented to by such Class B Alternate Investor prior to the time of determination; provided, however, that as the Class B Facility Limit is reduced, the aggregate of the Class B Commitments of all the Class B Alternate Investors shall be reduced in a like amount and the Class B Commitment of each Class B Alternate Investor shall be reduced in proportion to such reduction.

“Class B Conduit Investment Termination Date” means the date of the delivery by the Class B Conduit Investor to the Seller of written notice that the Class B Conduit Investor elects, in its sole discretion, to no longer fund Class B Incremental Fundings.

“Class B Conduit Investor” means Kitty Hawk Funding Corporation, a Delaware corporation and any assignee thereof, including any Conduit Assignee.

“Class B Conduit Investor Percentage” means, on any date of determination, 100% less the Class B Alternate Investor Percentage.

“Class B Facility Limit” means (i) prior to the Termination Date, 102% of the Class B Maximum Net Investment and (ii) on and after the Termination Date, 102% of the Class B Net Investment outstanding as of the most recent Distribution Date; provided that such amount may not at any time exceed the aggregate Class B Commitments then in effect.

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“Class B Funded Amount” means on any Business Day, an amount equal to the result of (a) the Class B Initial Invested Amount plus (b) the aggregate amount of all Class B Incremental Funded Amounts for all Incremental Fundings occurring on or prior to such Business Day minus (c) the aggregate amount of principal payments made to Class B Noteholders prior to such date.

“Class B Incremental Funded Amount” means, with respect to any Incremental Funding, the Class B Percentage times the amount of such Incremental Funding.

“Class B Incremental Funding” means, the funding of the Class B Incremental Funded Amount of each Incremental Funding hereunder.

“Class B Initial Invested Amount” means $22,901,747.86.

“Class B Investor(s)” means the Class B Conduit Investor and/or the Class B Alternate Investors, as the context may require.

“Class B Maximum Net Investment” means the maximum Class B Note Interest of the Purchased B Note permitted from time to time pursuant to the Indenture and this Agreement, being $32,625,000.

“Class B Net Investment” means, with respect to each Beneficial Owner at any time, the Class B Funded Amount for such Beneficial Owner plus any amounts paid by such Beneficial Owner (if such Beneficial Owner is a Class B Alternate Investor) as part of the Assignment Purchase Price in respect of accrued and unpaid interest on the Class B Notes.

“Class B Note” is defined in the first paragraph of the recitals.

“Class B Note Interest” means each undivided interest in the Class B Notes acquired by the Class B Conduit Investor or the Class B Alternate Investors in connection with the funding of the Class B Initial Invested Amount, the making of Class B Incremental Fundings by the Class B Conduit Investor or the Class B Alternate Investors pursuant to Section 2.04 or the funding of any Assignment Purchase Price by the Class B Alternate Investors pursuant to Section 2.09.

“Class B Noteholders’ Interest Distributable Amount” means, with respect to any Distribution Date, the Monthly Interest payable on the Class B Notes.

“Class B Percentage” means 4.35%.

“Class B Pro Rata Share” means, for a Class B Alternate Investor, (i) the Class B Commitment of such Class B Alternate Investor divided by the sum of the Class B Commitments of all Class B Alternate Investors or (ii) if the Commitments shall have been terminated, its pro rata share of the Class B Alternate Investor Percentage of the Class B Funded Amount.

“Class C Alternate Investor Percentage” means, on any day and as to all Class C Alternate Investors party to this Agreement, a fraction expressed as a percentage, the numerator of which is the portion of the Class C Funded Amount funded by the Class C Alternate Investors and the denominator of which is the Class C Funded Amount; provided that at all times on and after the first Assignment Date occurring on or after the Class B Conduit Investment Termination Date, the Class C Alternate Investor Percentage means 100%.

7	Note Purchase Agreement

“Class C Alternate Investors” means Bank of America and any other financial institution that shall become a party to this Agreement as a “Class C Alternate Investor” pursuant to Section 8.01.

“Class C Commitment” means with respect to each Class C Alternate Investor, as the context requires, (a) the commitment of such Class C Alternate Investor to fund the purchase of the Class C Note on the Closing Date and to make Class C Incremental Fundings in accordance with Section 2.05 (including Class C Incremental Fundings funded through withdrawals from any Downgrade Collateral Account) or to pay Assignment Purchase Prices with respect to Assigned Percentages pursuant to Section 2.09, in an amount in the aggregate not to exceed the amount described in the following clause (b), and (b) the Dollar amount set forth opposite such Class C Alternate Investor’s signature on the signature page hereto under the heading “Class C Commitment” or on the signature page to the Assignment and Assumption Agreement in connection with an assignment from a Class C Alternate Investor of its obligations hereunder in accordance with the terms of Section 8.01, minus the Dollar amount of any Class C Commitment or portion thereof assigned by such Class C Alternate Investor pursuant to an Assignment and Assumption Agreement, plus the Dollar amount of any increase to such Class C Alternate Investor’s Commitment consented to by such Class C Alternate Investor prior to the time of determination; provided, however, that as the Class C Facility Limit is reduced, the aggregate of the Class C Commitments of all the Class C Alternate Investors shall be reduced in a like amount and the Class C Commitment of each Class C Alternate Investor shall be reduced in proportion to such reduction.

“Class C Conduit Investment Termination Date” means the date of the delivery by the Class C Conduit Investor to the Seller of written notice that the Class C Conduit Investor elects, in its sole discretion, to no longer fund Class C Incremental Fundings.

“Class C Conduit Investor” means Kitty Hawk Funding Corporation, a Delaware corporation and any assignee thereof, including any Conduit Assignee.

“Class C Conduit Investor Percentage” means, on any date of determination, 100% less the Class C Alternate Investor Percentage.

“Class C Facility Limit” means (i) prior to the Termination Date, 102% of the Class C Maximum Net Investment and (ii) on and after the Termination Date, 102% of the Class C Net Investment outstanding as of the most recent Distribution Date; provided that such amount may not at any time exceed the aggregate Commitments then in effect.

“Class C Funded Amount” means on any Business Day, an amount equal to the result of (a) the Class C Initial Invested Amount plus (b) the aggregate amount of all Class C Incremental Funded Amounts for all Incremental Fundings occurring on or prior to such Business Day minus (c) the aggregate amount of principal payments made to Class C Noteholders prior to such date.

“Class C Incremental Funding” means the funding of the Class C Incremental Funded Amount of each Incremental Funding hereunder.

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“Class C Incremental Funded Amount” means, with respect to any Incremental, Funding, the Class C Percentage of the amount of such Incremental Funding.

“Class C Initial Invested Amount” means $12,898,685.57.

“Class C Investor(s)” means the Class C Conduit Investor and/or the Class C Alternate Investors, as the context may require.

“Class C Maximum Net Investment” means the maximum Class C Note Interest of the Purchased C Note permitted from time to time pursuant to the Indenture and this Agreement, being $18,375,000.

“Class C Net Investment” means, with respect to each Beneficial Owner at any time, the Class C Funded Amount for such Beneficial Owner plus any amounts paid by such Beneficial Owner (if such Beneficial Owner is a Class C Alternate Investor) as part of the Assignment Purchase Price in respect of accrued and unpaid interest on the Class C Notes.

“Class C Note” is defined in the first paragraph of the recitals.

“Class C Note Interest” means each undivided interest in the Class C Notes acquired by the Class C Conduit Investor or the Class C Alternate Investors in connection with the funding of the Class C Initial Invested Amount, the making of Class C Incremental Fundings by the Class C Conduit Investor or the Class C Alternate Investors pursuant to Section 2.05 or the funding of any Assignment Purchase Price by the Class C Alternate Investors pursuant to Section 2.09.

“Class C Noteholders’ Interest Distributable Amount” means, with respect to any Distribution Date, the Monthly Interest payable on the Class C Notes.

“Class C Percentage” means 2.45%.

“Class C Pro Rata Share” means, for a Class C Alternate Investor, (i) the Class C Commitment of such Class C Alternate Investor divided by the sum of the Class C Commitments of all Class C Alternate Investors or (ii) if the Commitments shall have been terminated, its pro rata share of the Class C Alternate Investor Percentage of the Class C Funded Amount.

“Collateral Agent” means Bank of America, as collateral agent for any Program Support Provider, the holders of Commercial Paper and certain other parties.

“Commercial Paper” means short-term promissory notes issued or to be issued by a Conduit Investor to fund its investments in accounts receivable or other financial assets.

“Commitment Termination Date” means February 24, 2007, or such later date to which the Commitment Termination Date may be extended by the Seller, the Agent and some or all of the Alternate Investors (in their sole discretion).

“Commitments” means the Class A Commitment, Class B Commitment and Class C Commitment.

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“Conduit Assignee” means any commercial paper conduit administered by Bank of America or any of its Affiliates and designated by Bank of America from time to time to accept an assignment from a Conduit Investor of all or a portion of its rights and obligations hereunder and as a Beneficial Owner.

“Conduit Investment Termination Date” means (i) with respect to the Purchased A Note, the Class A Conduit Investment Termination Date, (ii) with respect to the Purchased B Note, the Class B Conduit Investment Termination Date and (iii) with respect to the Purchased C Note, the Class C Conduit Investment Termination Date.

“Conduit Investor” means each of the Class A Conduit Investor, the Class B Conduit Investor, the Class C Conduit Investor and any assignee of either, including any Conduit Assignee.

“Corporate Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Corporate Services Provider” is defined in Section 7.12.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent a Conduit Investor funds such Funding Tranche for such Fixed Period by issuing Commercial Paper or an Alternate Investor funds such Funding Tranche for such Fixed Period by reference to the rate of interest that would have accrued had the Conduit Investor funded such Funding Tranche by issuing Commercial Paper, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or the Administrative Agent to fund or maintain such Funding Tranche (and which may also be allocated in part to the funding of other Funding Tranches hereunder or of other assets of the Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Funding Tranche for such Fixed Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, a Conduit Investor’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchasers of the Conduit Investor’s Commercial Paper, together with the commissions of placement agents and dealers in respect of such Commercial Paper, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper by a Conduit Investor or the Administrative Agent, (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by a Conduit Investor, and (z) other borrowings by a Conduit Investor (other than under any Program Support Agreement), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

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“Day Count Fraction” means, as to any Funding Tranche for any Fixed Period, a fraction (a) the numerator of which is the number of days in such Fixed Period and (b) the denominator of which is 360 (or, with respect to any Funding Tranche which accrues interest by reference to the Corporate Base Rate, the actual number of days in the related calendar year).

“Defaulting Alternate Investor” is defined in Section 2.11.

“Distribution Period” means, initially, the period from the Closing Date to, but excluding, the first Distribution Date and thereafter the period from, and including, each Distribution Date to, but excluding, the next Distribution Date.

“Distribution Date” is defined in the Indenture.

“Downgrade Collateral Account” is defined in Section 2.13(a).

“Downgrade Draw” is defined in Section 2.13(a).

“Eligible Investments” means highly rated short-term debt or other highly rated liquid investments in which the Conduit Investor is permitted to invest cash pursuant to its commercial paper program documents.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (rounded upward to the nearest 1/1000th of 1%) determined pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any Fixed Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/1000th of 1%) in effect on the date LIBOR for such Fixed Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Fixed Period; and

“LIBOR” means the rate of interest per annum determined by the Liquidity Agent to be the arithmetic mean (rounded upward to the nearest 1/1000th of 1%) of the rates of interest per annum notified to the Agent by Bank of America as the rate of interest at which dollar deposits in the approximate amount of the portion of Funded Amount associated with such Fixed Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period.

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“Event of Bankruptcy” means, with respect to any Person, (a) that such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fee Letter” means the agreement, dated as of the Closing Date, among the Seller, the Servicer and the Agent.

“Fitch” means Fitch, Inc. and its successors in interest.

“Fixed Period” means, unless otherwise mutually agreed by the Administrative Agent and a Conduit Investor, (a) with respect to any Funding Tranche funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and including) the last day of the current calendar month and (b) with respect to any Funding Tranche not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (but excluding) the next following Distribution Date and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and excluding) the last day of the next following Distribution Date; provided, that

(i) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

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(ii) in the case of any Fixed Period for any Funding Tranche which commences before the Final Scheduled Termination Date and would otherwise end on a date occurring after the Final Scheduled Termination Date, such Fixed Period shall end on such Final Scheduled Termination Date and the duration of each Fixed Period which commences on or after the Final Scheduled Termination Date shall be of such duration as shall be selected by the Administrative Agent;

(iii) any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by, the Administrative Agent any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Distribution Date, and shall accrue interest at the Alternate Rate (determined pursuant to clause (b) of such definition).

“Funded Amount” means the sum of the Class A Funded Amount, the Class B Funded Amount and the Class C Funded Amount.

“Funding Rate” means, with respect to any Fixed Period and any Funding Tranche, (a) to the extent a Conduit Investor is funding such Funding Tranche during such Fixed Period through the issuance of Commercial Paper, the CP Rate, and (b) to the extent any Investor is not funding such Funding Tranche through the issuance of Commercial Paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Alternate Rate.

“Funding Tranche” means, with respect to any Class and at any time, each portion of the Funded Amount of such Class allocated to the same Fixed Period and accruing interest by reference to the same Funding Rate at such time.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

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“Incremental Funded Amount” means, the amount of the increase in the Funded Amount occurring as a result of any Incremental Funding.

“Incremental Funding” means an increase in the aggregate outstanding principal balance of the Purchased Notes in accordance with the provisions of Article II hereof.

“Incremental Funding Date” means the date on which each Incremental Funding occurs.

“Indemnified Amounts” has the meaning specified in Section 7.04.

“Indemnified Parties” has the meaning specified in Section 7.04.

“Indenture” is defined in the first paragraph of the recitals.

“Indenture Trustee” is defined in the Indenture.

“Interest Component” means, at any time of determination, the aggregate for all Related Commercial Paper at such time of (a) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions) and (b) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions).

“Majority Investors” means, at any time, the Agent and those Alternate Investors which hold Class A, Class B and Class C Commitments aggregating in excess of 50% of the Class A, Class B and Class C Facility Limit or, if the Class A, Class B and Class C Commitments shall have been terminated, the Agent and one or more Alternate Investors whose aggregate pro rata shares of the Class A, Class B and Class C Funded Amount exceed 50% of the Class A, Class B and Class C Alternate Investor Percentage of the Class A, Class B and Class C Funded Amount.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition or the material properties or assets of NFSC or NFC, (ii) the performance of their obligations hereunder or under the Transaction Documents or (iii) the interests of the Investors hereunder.

“Maximum Net Investment” means the sum of the Class A, Class B and Class C Maximum Net Investments.

“Monthly Interest” means, with respect to any Class and any Distribution Date, the sum of:

(A)	the sum of (i) the summation of the amount of interest accrued during the related Monthly Period on each Funding Tranche of such Class funded at the CP Rate, determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Monthly Interest calculated in accordance with clause (A)(i) above due but not paid with respect to the prior Monthly Period, plus interest on such unpaid amount

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calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches funded at the CP Rate during the most recent Monthly Period, times (y) the amount of such unpaid Monthly Interest, times (z) the quotient of the number of days in the related Monthly Period divided by 360, plus

(B)	the sum of (i) the summation of the amount of interest accrued during the related Distribution Period on each Funding Tranche not funded at the CP Rate, determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Monthly Interest calculated in accordance with clause (B)(i) above due but not paid with respect to the prior Distribution Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches not funded at the CP Rate during the most recent Distribution Period, times (y) the amount of such unpaid Monthly Interest, times (z) for Funding Tranches that do not accrue interest by reference to the Corporate Base Rate, the quotient of the number of days in the related Distribution Period divided by 360.

plus

(C)	on any Distribution Date on which the Funded Amount of any Class of Notes is reduced to zero and on the Final Scheduled Termination Date, any amounts which accrue in clause (A) above from (and excluding) the last day of the related Monthly Period through (and including) such Distribution Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“NFC” means Navistar Financial Corporation, a Delaware corporation, and its successors and permitted assigns.

“NFSC” means Navistar Financial Securities Corporation, a Delaware corporation, and its successors and permitted assigns.

“Non-Defaulting Alternate Investor” has the meaning specified in Section 2.11.

“Notice of Incremental Funding” means a request by the Seller on behalf of the Trust for an increase in the Class A Interest, Class B Interest and Class C Interest in accordance with Article II.

“Other Obligations” means the fees under the Fee Letter and any other amounts payable to the Agent, the Administrator or any Investor under or in connection with this Agreement.

“Overcollateralization Percentage” means, for the initial funding on the Closing Date, 2.70%, and for each Incremental Funding, the percentage set forth in the right hand column of

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the table below that corresponds to the range in which the Weighted Average Coupon of the Receivables transferred to the Trust in connection with such Incremental Funding falls:

Weighted Average Coupon	Overcollateralization Percentage
From 8.00% to, but excluding, 8.15%	3.00%
From 8.15% to, but excluding, 8.30%	2.80%
From 8.30% to, but excluding, 8.45%	2.60%
From 8.45% to, but excluding, 8.60%	2.30%
From and above 8.60%	2.10%

“Pooling Agreement” is defined in the Indenture.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Investor, the issuance of one or more surety bonds for which the Conduit Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Investor to any Program Support Provider of the Purchased Notes (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Investor in connection with the Conduit Investor’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Investor or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s commercial paper program.

“Purchase Price Deficit” has the meaning specified in Section 2.11.

“Purchased A Note” means the Class A Notes, in the maximum aggregate principal amount of $699,000,000 to be issued to the Agent on behalf of the Class A Investors pursuant to the Indenture and Section 2.01(a) hereof.

“Purchased B Note” means Series Class B Notes, in the maximum aggregate principal amount of $32,625,000 to be issued to the Agent on behalf of the Class B Investors pursuant to the Indenture and Section 2.01(b) hereof.

“Purchased C Note” means Class C Notes, in the maximum aggregate principal amount of $18,375,000 to be issued to the Agent on behalf of the Class C Investors pursuant to the Indenture and Section 2.01(c) hereof.

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“Purchased Notes” means the Purchased A Note, the Purchased B Note and the Purchased C Note.

“Recipient” has the meaning specified in Section 2.12.

“Related Commercial Paper” means, at any time of determination, Commercial Paper the proceeds of which are then allocated by the Administrator as the source of funding the acquisition or maintenance of, the Class A Funded Amount, Class B Funded Amount and the Class C Funded Amount.

“Required Downgrade Assignment Period” has the meaning specified in Section 2.13(a).

“Seller” is defined in the preamble.

“Servicer” is defined in the preamble.

“Specified Purchase Percentage” means 100% minus the Overcollateralization Percentage.

“Standard & Poor’s” or “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Supplement” is defined in the first paragraph of the recitals.

“Termination Date” means the earlier of (a) the day upon which an Event of Default occurs and (b) the day which is five (5) Business Days prior to the Commitment Termination Date.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Indenture, the Servicing Agreement, the Pooling Agreement, the Interest Rate Swap, the Trust Agreement, the Class A Notes, the Class B Notes, the Class C Notes, the Fee Letter and all other certificates, instruments, documents and other agreements executed by the Seller or the Servicer in connection with any of the foregoing.

“Weighted Average Coupon” means for the initial funding on the Closing Date and for each Incremental Funding, the weighted average (weighted based on outstanding principal amount and remaining term) interest rate on the Receivables transferred to the Trust in connection with the initial funding or such Incremental Funding, as applicable.

“Weighted Average Funded Amount” means, with respect to any Funding Tranche for any Fixed Period, the quotient of (i) the summation of the portion of the Funded Amount allocated to such Funding Tranche determined as of each day in such Fixed Period, divided by (ii) the number of days in such Fixed Period.

SECTION 1.02. Terms Generally. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not

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otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, generally accepted accounting principles in effect in the United States from time to time; (b) terms used in Article 9 of the applicable UCC as in effect from time to time, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law refer to that law as amended from time to time and include any successor law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

Purchase of the Purchased Notes; the Facility

SECTION 2.01. Purchase of the Purchased Notes.

(a) Purchase of the Purchased A Note. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Seller shall cause to be issued, and shall cause the Indenture Trustee to authenticate and deliver to the Agent and the Agent shall purchase the Purchased A Note, issued on the Closing Date, on behalf of the Class A Investors. The purchase price payable for the Purchased A Note shall be equal to the Class A Initial Invested Amount, which shall be an amount equal to the Class A Percentage of the product of the initial Principal Balance of Receivables transferred to the Trust times the Specified Purchase Percentage. The Agent shall hold the Purchased A Note on behalf of the Class A Conduit Investor and the Class A Alternate Investors in accordance with the Class A Conduit Investor Percentage and the Class A Alternate Investor Percentage, respectively, from time to time. To the extent the Agent holds the Purchased A Note on behalf of the Class A Alternate Investors, the Agent shall hold the Class A Alternate Investor Percentage of the Class A Funded Amount on behalf of the Class A Alternate Investors pro rata in accordance with their respective outstanding portions of the Class

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A Funded Amount funded by them. The Purchased A Note so issued shall be dated the Closing Date, registered in the name of the Agent and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the Purchased A Note and the funding of the Class A Funded Amount thereunder, if any, on the Closing Date is subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance, (i) the Agent shall thereby acquire the Purchased A Note, under which the initial Class A Funded Amount shall total the principal amount of the Class A Initial Invested Amount and the maximum principal amount of the Purchased A Note shall equal the Class A Maximum Net Investment, and (ii) the Agent and the Class A Investors shall become subject to the terms and conditions set forth herein and the Indenture including, in the case of the Class A Conduit Investor, the discretion to fund Class A Incremental Fundings, and, in the case of the Class A Alternate Investors, the obligation to fund Class A Incremental Fundings pursuant to the terms of the Indenture and Section 2.03.

(b) Purchase of the Purchased B Note. On the terms and subject to the conditions set forth in this Agreement and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Seller shall cause to be issued, and shall cause the Indenture Trustee to authenticate and deliver to the Agent and the Agent shall purchase the Purchased B Note, issued on the Closing Date, on behalf of the Class B Investors. The purchase price payable for the Purchased B Note shall be equal to the Class B Initial Invested Amount, which shall be an amount equal to the Class B Percentage of the product of the initial Principal Balance of Receivables transferred to the Trust times the Specified Purchase Percentage.. The Agent shall hold the Purchased B Note on behalf of the Class B Conduit Investor and the Class B Alternate Investors in accordance with the Class B Conduit Investor Percentage and the Class B Alternate Investor Percentage, respectively, from time to time. To the extent the Agent holds the Purchased B Note on behalf of the Class B Alternate Investors, the Agent shall hold the Class B Alternate Investor Percentage of the Class B Funded Amount on behalf of the Class B Alternate Investors pro rata in accordance with their respective outstanding portions of the Class B Funded Amount funded by them. The Purchased B Note so issued shall be dated the Closing Date, registered in the name of the Agent and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the Purchased B Note and the funding of the Class B Funded Amount thereunder, if any, on the Closing Date is subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance, (i) the Agent shall thereby acquire the Purchased B Note, under which the initial Class B Funded Amount shall total the principal amount of the Class B Initial Invested Amount and the maximum principal amount of the Purchased B Note shall equal the Class B Maximum Net Investment and (ii) the Agent and the Class B Investors shall become subject to the terms and conditions set forth herein and the Indenture including, in the case of the Class B Conduit Investor, the discretion to fund Class B Incremental Fundings, and, in the case of the Alternate Investors, the obligation to fund Class B Incremental Fundings pursuant to the terms of the Indenture and Section 2.03.

(c) Purchase of the Purchased C Note. On the terms and subject to the conditions set forth in this Agreement and the Indenture, and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Seller shall cause to be issued, and shall cause the Indenture Trustee to authenticate and deliver to the Agent and the Agent shall purchase the Purchased C Note, issued on the Closing Date, on behalf of the Class C Investors.

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The purchase price payable for the Purchased C Note shall be equal to the Class C Initial Invested Amount, which shall be an amount equal to the Class C Percentage of the product of the initial Principal Balance of Receivables transferred to the Trust times the Specified Purchase Percentage.. The Agent shall hold the Purchased C Note on behalf of the Class C Conduit Investor and the Class C Alternate Investors in accordance with the Class C Conduit Investor Percentage and the Class C Alternate Investor Percentage, respectively, from time to time. To the extent the Agent holds the Purchased C Note on behalf of the Class C Alternate Investors, the Agent shall hold the Class C Alternate Investor Percentage of the Class C Funded Amount on behalf of the Class C Alternate Investors pro rata in accordance with their respective outstanding portions of the Class C Funded Amount funded by them. The Purchased C Note so issued shall be dated the Closing Date, registered in the name of the Agent and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the Purchased C Note and the funding of the Class C Funded Amount thereunder, if any, on the Closing Date is subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance, (i) the Agent shall thereby acquire the Purchased C Note, under which the initial Class C Funded Amount shall total the principal amount of the Class C Initial Invested Amount and the maximum principal amount of the Purchased C Note shall equal the Class C Maximum Net Investment and (ii) the Agent and the Class C Investors shall become subject to the terms and conditions set forth herein and the Indenture including, in the case of the Class C Conduit Investor, the discretion to fund Class C Incremental Fundings, and, in the case of the Alternate Investors, the obligation to fund Class C Incremental Fundings pursuant to the terms of the Indenture and Section 2.03.

SECTION 2.02. Facility. Subject to the terms and conditions set forth herein, the Conduit Investors may make, and the Alternate Investors, to the extent provided for in Section 2.03(a) and Section 2.03(b), fund Class A Incremental Fundings, Class B Incremental Fundings and Class C Incremental Fundings, as applicable, from time to time during the Funding Period in an aggregate principal amount at any one time outstanding up to but not exceeding the Class A Maximum Net Investment, the Class B Maximum Net Investment and the Class C Maximum Net Investment. Within the foregoing limits and subject to the terms and conditions set forth herein and in the Indenture, the Seller may request Class A Incremental Fundings, Class B Incremental Fundings and Class C Incremental Fundings.

SECTION 2.03. Class A Incremental Fundings.

(a) Upon the terms and subject to the conditions set forth herein and in the Indenture, the Seller, may, at its option, on or prior to the date which is three (3) Business Days prior to any proposed Incremental Funding Date, submit a Notice of Incremental Funding, which shall set forth (i) the proposed amount of such Incremental Funding and (ii) the proposed date of such Incremental Funding, and the Class A Conduit Investor may at the Class A Conduit Investor’s option, or the Class A Alternate Investors shall, to the extent provided in Section 2.03(b), fund the Class A Incremental Funded Amount so requested in connection with such request. Without limiting any of the foregoing, it is understood that the Class A Conduit Investor shall not elect to fund any Incremental Funding after the occurrence of an Event of Default.

(b) Under no circumstances shall the Class A Conduit Investor or any Class A Alternate Investor fund any Class A Incremental Funding to the extent that, after giving effect to

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such Class A Incremental Funding and the other Class A Incremental Fundings to be made by the Class A Alternate Investors concurrently therewith (i) the Class A Funded Amount would exceed the Class A Maximum Net Investment, (ii) with respect to any Class A Alternate Investor, its Class A Pro Rata Share of the Class A Alternate Investor Percentage of the Class A Funded Amount would exceed its Class A Commitment, or (iii) the Class A Funded Amount plus accrued and unpaid interest thereon would exceed the Class A Facility Limit.

(c) The Agent will promptly notify the Class A Conduit Investor of the Agent’s receipt of any Notice of Incremental Funding. If the Notice of Incremental Funding is received prior to the Conduit Investment Termination Date, the Class A Conduit Investor shall instruct the Agent to accept or reject such Notice of Incremental Funding by notice given to the Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of any such Notice of Incremental Funding.

(d) Class A Alternate Investor’s Commitment. At no time will the Class A Conduit Investor have any obligation to fund any Class A Incremental Funding. At all times on and after the Class A Conduit Investment Termination Date, all Class A Incremental Fundings shall be made by the Agent on behalf of the Class A Alternate Investors. At any time when the Class A Conduit Investor has rejected a request for a Class A Incremental Funding, the Agent shall so notify the Class A Alternate Investors and the Class A Alternate Investors shall fund such Class A Incremental Funding, on a pro rata basis, in accordance with their respective Class A Pro Rata Shares. Notwithstanding anything contained in this Section 2.03(d) or elsewhere in this Agreement to the contrary, no Class A Alternate Investor shall be obligated to provide the Agent or the Seller with funds in connection with a Class A Incremental Funding in an amount that would result in the portion of the Class A Funded Amount then funded by it exceeding its Class A Commitment then in effect (minus the unrecovered principal amount of such Class A Alternate Investor’s investments in the Class A Notes pursuant to the Program Support Agreement to which it is a party). The obligation of each Class A Alternate Investor to remit its Class A Pro Rata Share of any Class A Incremental Funding shall be several from that of each other Class A Alternate Investor, and the failure of any Class A Alternate Investor to so make such amount available to the Agent shall not relieve any other Class A Alternate Investor of its obligation hereunder.

SECTION 2.04. Class B Incremental Fundings.

(a) Upon the terms and subject to the conditions set forth herein and in the Indenture, the Seller, may, at its option, on or prior to the date which three (3) Business Days prior to any proposed Incremental Funding Date, submit a Notice of Incremental Funding to the Indenture Trustee and the Agent, which shall set forth (i) the proposed amount of such Incremental Funding and (ii) the proposed date of such Incremental Funding, and the Class B Conduit Investor may at the Class B Conduit Investor’s option, or the Class B Alternate Investors shall, to the extent provided in Section 2.04(b), fund the Class B Incremental Funding so requested in connection with such Notice of Incremental Funding. Without limiting any of the foregoing, it is understood that the Class B Conduit Investor shall not elect to fund Class B Incremental Fundings after the occurrence of an Event of Default.

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(b) Under no circumstances shall the Class B Conduit Investor or any Class B Alternate Investor fund any Class B Incremental Funding to the extent that, after giving effect to such Class B Incremental Funding and the other Class B Incremental Fundings to be made by the Class B Alternate Investors concurrently therewith (i) the Class B Funded Amount would exceed the Class B Maximum Net Investment, (ii) with respect to any Class B Alternate Investor, its Class B Pro Rata Share of the Class B Alternate Investor Percentage of the Class B Funded Amount would exceed its Class B Commitment or (iii) the Class B Funded Amount plus accrued and unpaid interest thereon would exceed the Class B Facility Limit.

(c) The Agent will promptly notify the Class B Conduit Investor of the Agent’s receipt of any Notice of Incremental Funding. If the Notice of Incremental Funding is received prior to the Class B Conduit Investment Termination Date, the Class B Conduit Investor shall instruct the Agent to accept or reject such Notice of Incremental Funding by notice given to the Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of any such Notice of Incremental Funding.

(d) Class B Alternate Investor’s Commitment. At no time will the Class B Conduit Investor have any obligation to fund any Class B Incremental Funding. At all times on and after the Class B Conduit Investment Termination Date, all Class B Incremental Fundings shall be made by the Agent on behalf of the Class B Alternate Investors. At any time when the Class B Conduit Investor has rejected a request for a Class B Incremental Funding, the Agent shall so notify the Class B Alternate Investors and the Class B Alternate Investors shall fund such Class B Incremental Funding, on a pro rata basis, in accordance with their respective Class B Pro Rata Shares. Notwithstanding anything contained in this Section 2.04(d) or elsewhere in this Agreement to the contrary, no Class B Alternate Investor shall be obligated to provide the Agent or the Seller with funds in connection with a Class B Incremental Funding an amount that would result in the portion of the Class B Funded Amount then funded by it exceeding its Class B Commitment then in effect (minus the unrecovered principal amount of such Class B Alternate Investor’s investments in the Class B Notes pursuant to the Program Support Agreement to which it is a party). The obligation of each Class B Alternate Investor to remit its Pro Rata Share of any such Class B Incremental Funding shall be several from that of each other Class B Alternate Investor, and the failure of any Class B Alternate Investor to so make such amount available to the Agent shall not relieve any other Class B Alternate Investor of its obligation hereunder.

SECTION 2.05. Class C Incremental Fundings.

(a) Upon the terms and subject to the conditions set forth herein and in the Indenture, the Seller, may, at its option on or prior to the date which is three (3) Business Days prior to any proposed Incremental Funding Date, submit a Notice of Incremental Funding to the Indenture Trustee and the Agent, which shall set forth in (i) the proposed amount of such Incremental Funding and (ii) the proposed date of such Incremental Funding, and the Class C Conduit Investor may at the Class C Conduit Investor’s option, or the Class C Alternate Investors shall, to the extent provided in Section 2.05(b), fund such Class C Incremental Funding so requested in connection with such Notice of Incremental Funding. Without limiting any of the foregoing, it is understood that the Class C Conduit Investor shall not elect to fund Class C Incremental Fundings after the occurrence of an Event of Default.

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(b) Under no circumstances shall the Class C Conduit Investor or any Class C Alternate Investor fund any Class C Incremental Funding to the extent that, after giving effect to such Class C Incremental Funding and the other Class C Incremental Fundings to be made by the Class C Alternate Investors concurrently therewith (i) the Class C Funded Amount would exceed the Class C Maximum Net Investment, (ii) with respect to any Class C Alternate Investor, its Class C Pro Rata Share of the Class C Alternate Investor Percentage of the Class C Funded Amount would exceed its Class C Commitment or (iii) the Class C Funded Amount plus accrued and unpaid interest thereon would exceed the Class C Facility Limit.

(c) The Agent will promptly notify the Class C Conduit Investor of the Agent’s receipt of any Notice of Incremental Funding. If the Notice of Incremental Funding is received prior to the Class C Conduit Investment Termination Date, the Class C Conduit Investor shall instruct the Agent to accept or reject such Notice of Incremental Funding by notice given to the Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of any such Notice of Incremental Funding.

(d) Class C Alternate Investor’s Commitment. At no time will the Class C Conduit Investor have any obligation to fund any Class C Incremental Funding. At all times on and after the Class C Conduit Investment Termination Date, all Class C Incremental Fundings shall be made by the Agent on behalf of the Class C Alternate Investors. At any time when the Class C Conduit Investor has rejected a request for a Class C Incremental Funding, the Agent shall so notify the Class C Alternate Investors and the Class C Alternate Investors shall fund such Class C Incremental Funding, on a pro rata basis, in accordance with their respective Class C Pro Rata Shares. Notwithstanding anything contained in this Section 2.05(d) or elsewhere in this Agreement to the contrary, no Class C Alternate Investor shall be obligated to provide the Agent or the Seller with funds in connection with a Class C Incremental Funding an amount that would result in the portion of the Class C Funded Amount then funded by it exceeding its Class C Commitment then in effect (minus the unrecovered principal amount of such Class C Alternate Investor’s investments in the Class C Notes pursuant to the Program Support Agreement to which it is a party). The obligation of each Class C Alternate Investor to remit its Pro Rata Share of any such Class C Incremental Funding shall be several from that of each other Class C Alternate Investor, and the failure of any Class C Alternate Investor to so make such amount available to the Agent shall not relieve any other Class C Alternate Investor of its obligation hereunder.

SECTION 2.06. Funding of Borrowings. Each Incremental Funding to be made hereunder shall be made by the applicable Conduit Investor or the applicable Alternate Investors, as the case may be, before 1:00 p.m. New York City time on the proposed date thereof by wire transfer of immediately available funds to the account of the Agent most recently designated by it in writing for such purpose by notice to such Person. Not later than 2:00 p.m. New York City time, but following the receipt by the Agent of funds from the applicable Investors as aforesaid and upon satisfaction of the conditions precedent set forth in the Indenture and Article IV hereof, the Agent shall remit the Incremental Fundings in like funds to the account specified by the Seller from time to time in writing to the Agent. In addition, unless the applicable Conduit Investor has notified the Agent that it will not make an Incremental Funding, or an applicable Alternate Investor has notified the Agent that it does not intend to pay its applicable Pro Rata Share of an Incremental Funding, the Agent may assume that such payment has been made and may, but shall not be obligated to, make the amount of such payment available as set forth in the preceding sentence in reliance upon such assumption.

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SECTION 2.07. The Notes.

(a) Class A Notes. The funding of the Class A Initial Invested Amount and all Class A Incremental Fundings made hereunder shall be evidenced by the Purchased A Note and shall be governed by and subject to the Indenture. All payments to be made on the Class A Notes shall be made in accordance with the Indenture and the terms of this Agreement. The sole Holder of the Purchased A Note shall be the Agent which shall hold such Note for the benefit of the Class A Conduit Investor and/or Class A Alternate Investors.

(b) Class B Notes. The funding of the Class B Initial Invested Amount and all Class B Incremental Fundings made hereunder shall be evidenced by the Purchased B Note and shall be governed by and subject to the Indenture. All payments to be made on the Class B Notes shall be made in accordance with the Indenture and the terms of this Agreement. The sole Holder of the Purchased B Note shall be the Agent which shall hold such Note for the benefit of the Class B Conduit Investor and/or Class B Alternate Investors.

(c) Class C Notes. The funding of the Class C Initial Invested Amount and all Class C Incremental Fundings made hereunder shall be evidenced by the Purchased C Note and shall be governed by and subject to the Indenture. All payments to be made on the Class C Notes shall be made in accordance with the Indenture and the terms of this Agreement. The sole Holder of the Purchased C Note shall be the Agent which shall hold such Note for the benefit of the Class C Conduit Investor and/or Class C Alternate Investors.

SECTION 2.08. Calculation of Interest.

(a) On or before the second Business Day after the end of each Monthly Period, the Administrative Agent shall calculate for the related Distribution Date, the Monthly Interest payable on each Class on such Distribution Date and provide such calculation to the Servicer in writing. If any Funding Tranche begins to accrue interest at a Funding Rate other than the CP Rate after the date the Administrative Agent provides the Monthly Interest calculation for any Distribution Date, the Administrative Agent shall promptly provide the Servicer a calculation of the interest that will accrue on such Funding Tranche and be included in the definition of “Monthly Interest” for such Distribution Date. The parties acknowledge that the interest calculation set forth in clause (C) of the definition of “Monthly Interest” shall be an estimate. If the estimated accruals exceed the actual accruals, the Administrative Agent shall reimburse such excess. If the actual accruals exceed the estimated accruals, the Seller shall reimburse the Administrative Agent.

(b) If (i) any distribution of principal is made with respect to any Funding Tranche with a Fixed Period and a fixed interest rate other than on a Distribution Date after the occurrence of an Event of Default or the last day of a Fixed Period with respect to such Funding Tranche and (ii) the interest paid by an Investor to providers of funds to it to fund that Funding Tranche exceeds returns earned by such Investor from the first day through the last day of that Fixed Period factoring in actual returns earned during the Fixed Period and assuming

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redeployment of such funds in highly rated short-term money market instruments from the date of principal distribution through the end of the Fixed Period, then, upon written notice (including a detailed calculation of such Breakage Payment) from the Administrative Agent to the Servicer, such Investor shall be entitled to receive additional amounts in the amount of such excess (each, a “Breakage Payment”) on the date of such distribution, so long as such written notice is received not later than noon, New York City time, on the first Business Day immediately preceding such distribution.

SECTION 2.09. Assignments to Alternate Investors.

(a) On any date prior to the applicable Commitment Termination Date (including on or after any date on which a Conduit Investor has elected in its discretion not to fund an Incremental Funding hereunder pursuant to Section 2.03(d), 2.04(d) or 2.05(d)), if the Administrator on behalf of such Conduit Investor so elects, by written notice to the Agent, such Conduit Investor does hereby assign on the Assignment Date referred to below, all or such portions, as may be elected by such Conduit Investor, of the Class A Conduit Investor Percentage of the Class A Funded Amount, the Class B Conduit Investor Percentage of the Class B Funded Amount or the Class C Conduit Investor Percentage of the Class C Funded Amount, as the case may be (the “Assigned Percentage”), and the Class A Alternate Investors, the Class B Alternate Investors or the Class C Alternate Investors, as applicable, shall purchase such Assigned Percentage by the payment by each applicable Alternate Investor of its Assignment Purchase Price; provided, however, that unless such assignment is an assignment of all of such Conduit Investor’s interest in the Class A Funded Amount, the Class B Funded Amount or the Class C Funded Amount, as the case may be, and the Purchased A Note, the Purchased B Note or the Purchased C Note, as the case may be, in whole on or after the applicable Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 2.09 if the Funded Amount shall exceed an amount equal to the Aggregate Receivables Balance less the Specified Amount. Notwithstanding anything to the contrary set forth in this Agreement, no Alternate Investor shall have any obligation to purchase the applicable Conduit Investor Percentage of the applicable Funded Amount, or any portion thereof if (x) after giving effect to such purchase, the applicable Net Investment would exceed its applicable Commitment or (y) Event of Bankruptcy shall have occurred with respect to the applicable Conduit Investor, as applicable. The Agent shall promptly notify the Indenture Trustee, the Servicer and the Seller of any assignment herein described. No further documentation or action on the part of a Conduit Investor or the Trust shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the Administrator on behalf of the applicable Conduit Investor referred to in such sentence and the delivery by the Agent of a copy of such notice to each applicable Alternate Investor (the date of the receipt by the Agent of any such notice being the “Assignment Date”). Each applicable Alternate Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Purchase Price on such Assignment Date to the applicable Conduit Investor in immediately available funds to an account designated by the Agent. Upon any assignment in whole by the applicable Conduit Investor to the applicable Alternate Investors on or after the Conduit Investment Termination Date as contemplated hereunder, the applicable Conduit Investor shall cease to make any additional Incremental Fundings hereunder. At all times prior to the applicable Conduit Investment Termination Date, nothing herein shall prevent a Conduit Investor from making a subsequent Incremental Funding hereunder, in its sole discretion, following any assignment pursuant to this Section 2.09 or from making more than one assignment pursuant to this Section 2.09.

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(b) Upon an assignment described in subsection (a) and upon any other assignment of the any Note Interests from a Conduit to the applicable Alternate Investors, all such Note Interests previously owned by such Conduit Investor and so assigned shall become Note Interests owned by the applicable Alternate Investors, and all payments to be made under the Indenture on the related Notes, the beneficial ownership of which has been assigned to such Alternate Investors shall be made to the Agent for the account of each such Alternate Investor in accordance with its applicable Pro Rata Share of the applicable Alternate Investor Percentage.

(c) After any assignment in whole by a Conduit Investor to its applicable Alternate Investors pursuant to this Section 2.09 at any time on or after the Conduit Investment Termination Date (and the payment of all amounts owing to such Conduit Investor in connection therewith), all rights of the Administrator and the Collateral Agent set forth herein shall be given to the Agent on behalf of the such Alternate Investors instead of the Administrator and the Collateral Agent.

(d) In the event that the aggregate of the Assignment Purchase Prices paid by the Alternate Investors pursuant to this Section 2.09 on any Assignment Date occurring on or after the Conduit Investment Termination Date is less than the applicable Net Investment of a Conduit Investor on such Assignment Date, then to the extent proceeds thereafter received by the Agent in respect of the applicable Net Investment exceed the aggregate (without duplication) of the unrecovered Assignment Purchase Prices and applicable Net Investment funded by such Alternate Investors, as applicable, such excess shall be remitted by the Agent to such Conduit Investor (or to the Administrator on its behalf) for the account of such Conduit Investor.

(e) On each date (i) an Incremental Funding is made hereunder, (ii) any portion of any Invested Amount of a Conduit Investor is assigned pursuant to Section 2.09 hereof or (iii) the principal amount of a Purchased Note is reduced, a duly authorized officer, employee or agent of the Agent shall make appropriate notations in its books and records of the amount of each such Incremental Funding and the applicable rates of interest, assignment or reduction, as applicable, and the allocation of the amount of such Incremental Funding, assignment or reduction in the principal amount of a Purchased Note, among the applicable Investors, and, in the case of clause (ii), promptly report the same to the Indenture Trustee. Each of the Servicer, the Seller and each Investor authorizes each duly authorized officer, employee and agent of the Agent to make such notations on the books and records as aforesaid and such notation made in accordance with the foregoing authority shall be binding on the Servicer, the Seller and each Investor absent manifest error.

(f) Whenever any amount is paid in respect of principal and interest to the Agent in connection with a Purchased Note, the Agent will promptly allocate such amounts among the applicable Alternate Investors and pay, or cause to be paid, out of such funds received by it, to each Investor, its applicable share of such amount in accordance with the Indenture and, if not otherwise specified therein, its share of the applicable Conduit Investor Percentage or Alternate Investor Percentage, as applicable. Whenever any amount is paid pursuant to the Indenture to the Agent in connection with a Purchased Note, the Agent shall promptly allocate such amounts

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among the applicable Investors and pay, or cause to be paid, out of such funds received by it, to each applicable Investor, its applicable share of such amount; provided, that if the amount paid to the Agent in respect of such costs and fees is insufficient to pay the amount due to each Investor in respect of such amounts, the Agent shall distribute the amount it has received to each Investor pro rata based on the amounts owed for such costs and fees and forthwith report the amount of such deficiency to the Seller, the Indenture Trustee and the Servicer.

SECTION 2.10. Nonrecourse Nature of Transactions. All assignments of any Note Interest from any Conduit Investor to any Alternate Investors pursuant to Section 2.09 shall be without recourse or warranty, express or implied, except that such Note Interests are free and clear of adverse claims created by or arising as a result of claims against the Agent or such Conduit Investor. Nothing in this Section 2.10 shall be deemed to limit any rights of any Conduit Investor under any other provisions of this Agreement to assign its right, title and interest in any portion of any Note Interests owned by such Conduit Investor.

SECTION 2.11. Defaulting Alternate Investor. If, by 2:00 p.m. (New York City time) on the proposed date of any Incremental Funding, whether or not the Agent has advanced the amount of the applicable Incremental Funding one or more Alternate Investors (each, a “Defaulting Alternate Investor”, and each Alternate Investor other than a Defaulting Alternate Investor being referred to as a “Non-Defaulting Alternate Investor”) fails to make available to the Agent either its Pro Rata Share of the such Incremental Funding required under Section 2.03 or its Assignment Purchase Price under Section 2.09 (the aggregate amount not so made available to the Agent being herein called the “Purchase Price Deficit”), then upon notice from the Agent, each applicable Non-Defaulting Alternate Investor shall promptly pay, by no later than 3:00 p.m. (New York City time) to the Agent, in immediately available funds at an account designated by the Agent, an amount equal to the lesser of (x) such Non-Defaulting Alternate Investor’s proportionate share (based upon the relative Commitments of the Non-Defaulting Alternate Investors) of the Purchase Price Deficit and (y) its unused applicable Commitment. A Defaulting Alternate Investor shall forthwith, upon demand, pay to the Agent for the ratable benefit of the Non-Defaulting Alternate Investors all amounts paid by each Non-Defaulting Alternate Investor on behalf of such Defaulting Alternate Investor, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Alternate Investor until the date such Non-Defaulting Alternate Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Corporate Base Rate, plus 2.00%. In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Purchase Price Deficit with respect to any Assignment Purchase Price continues to exist, each such Defaulting Alternate Investor shall pay interest to the Agent, for the account of the applicable Conduit Investor, on such Defaulting Alternate Investor’s portion of such remaining Purchase Price Deficit, at a rate per annum equal to the sum of the Corporate Base Rate, plus 2.00%, for each day from the applicable Assignment Date until the date such Defaulting Alternate Investor shall pay its portion of such remaining Purchase Price Deficit in full to the applicable Conduit Investor, as applicable. The obligations of the Alternate Investors to make Incremental Fundings hereunder are several and not joint, and the failure of any Alternate Investor to pay its applicable portion of any Incremental Funding hereunder shall not relieve any other Alternate Investor of its obligation, if any, hereunder to pay an amount equal to its applicable portion of such Incremental Funding, as the case may be.

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SECTION 2.12. Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Note Interests owned by it in excess of its ratable share of payments on account of the applicable Invested Amount obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the applicable Note Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.13. Downgrade of Alternate Investor. (a) Downgrades Generally. If at any time on or prior to the Commitment Termination Date, the short term debt rating of any Alternate Investor shall fail to satisfy the Alternate Investor Rating Criteria, such Alternate Investor, upon request of the Seller or the Agent, shall, within thirty (30) days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall satisfy the Alternate Investor Rating Criteria). In such case, if any such Alternate Investor shall not have assigned its rights and obligations under this Agreement within the time period described above (the “Required Downgrade Assignment Period”), the Seller or the Administrator on behalf of the applicable Conduit Investor shall have the right to require such Alternate Investor to pay upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period (and each such Alternate Investor hereby agrees in such event to pay within such time) to the Agent an amount equal to such Alternate Investor’s unused Commitment (a “Downgrade Draw”) for deposit by the Agent into an account, in the name of the Agent (a “Downgrade Collateral Account”), which shall be in satisfaction of such Alternate Investor’s obligations to make Incremental Fundings and to pay its Assignment Purchase Price upon an assignment from the applicable Conduit Investor in accordance with Section 2.09; provided, that if, during the Required Downgrade Assignment Period, such Alternate Investor delivers a written notice to the Agent of its intent to deliver a direct pay irrevocable letter of credit pursuant to this proviso in lieu of the payment required to fund the Downgrade Draw and actually delivers such letter of credit, then such Alternate Investor will not be required to fund such Downgrade Draw. If any Alternate Investor gives the Agent such notice, then such Alternate Investor shall, within one (1) Business Day after the Required Downgrade Assignment Period, deliver to the Agent a direct pay irrevocable letter of credit in favor of the Agent in an amount equal to the unused portion of such Alternate Investor’s Commitment, which letter of credit shall be issued through an United States office of a bank or other financial institution (i) whose short-term debt ratings by S&P, Moody’s and Fitch are at least equal to the ratings assigned by such statistical rating organization to the Commercial Paper and (ii) that is acceptable to the applicable Conduit Investor and the Agent. Such letter of credit shall provide that the Agent may draw thereon for payment of any Incremental Funding or Assignment Purchase Price payable by such Alternate Investor which is not paid hereunder when required, shall expire no earlier than the close of business of the last day of the Commitment Termination Date and shall otherwise be in form and substance acceptable to the Agent.

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(b) Application of Funds in Downgrade Collateral Account. If any Alternate Investor shall be required pursuant to Section 2.13(a) to fund a Downgrade Draw, then the Agent shall apply the monies in the Downgrade Collateral Account applicable to such Alternate Investor’s applicable Pro Rata Share of Incremental Fundings required to be made by the Alternate Investors, to any Assignment Purchase Price payable by such Alternate Investor pursuant to Section 2.09 at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Downgrade Collateral Account by any Alternate Investor shall not constitute an Incremental Funding or the payment of any Assignment Purchase Price (and such Alternate Investor shall not be entitled to interest on such monies except as provided below in this Section 2.13(b), unless and until (and then only to the extent that) such monies are used to fund an Incremental Funding, as the case may be, or to pay any Assignment Purchase Price pursuant to the first sentence of this Section 2.13(b). The amount on deposit in such Downgrade Collateral Account shall be invested by the Agent in Permitted Investments and such Permitted Investments shall be selected by the Agent in its sole discretion. The Agent shall remit to such Alternate Investor, on the last Business Day of each month, the income actually received thereon. Unless required to be released as provided below in this subsection, proceeds received by the Agent in respect of such Alternate Investor’s portion of the any Invested Amount shall be deposited in the Downgrade Collateral Account for such Alternate Investor. Amounts on deposit in such Downgrade Collateral Account shall be released to such Alternate Investor (or the stated amount of the letter of credit delivered by such Alternate Investor pursuant to subsection (a) above may be reduced) within one (1) Business Day after each Payment Date following the Commitment Termination Date to the extent that, after giving effect to the distributions made and received by the Investors on such Payment Date, the amount on deposit in such Downgrade Collateral Account would exceed such Alternate Investor’s applicable Pro Rata Share (determined as of the day prior to the Commitment Termination Date) of any Invested Amounts then funded by the applicable Conduit Investor multiplied by 1.02 (rounded up to the nearest $1,000). All amounts remaining in such Downgrade Collateral Account or funded by a letter of credit shall be released to such Alternate Investor no later than the Business Day immediately following the earliest of (i) the Closing Date of any replacement of such Alternate Investor or removal of such Alternate Investor as a party to this Agreement, (ii) the date on which such Alternate Investor shall furnish the Agent with confirmation that such Alternate Investor shall have short-term debt ratings that satisfy the Alternate Investor Rating Criteria and (iii) subject to Section 2.14, the Commitment Termination Date. Nothing in this Section 2.13 shall affect or diminish in any way any such downgraded Alternate Investor’s Commitment to the Seller or the applicable Conduit Investor or such downgraded Alternate Investor’s other obligations and liabilities hereunder and under the other Transaction Documents.

SECTION 2.14. Non-Renewing Alternate Investors. If at any time the Seller requests that the Alternate Investors renew their Commitments hereunder and some but less than all the Alternate Investors consent to such renewal within thirty (30) days of such request, the Seller may arrange for an assignment to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Alternate Investor in accordance with Section 8.01. Any such assignment shall become effective on the then-current Commitment Termination Date. Each Alternate Investor which does not so consent to any renewal shall cooperate fully with the Seller in effectuating any such assignment.

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SECTION 2.15. Notice of Ratings Change. Upon the occurrence of a decline below the Alternate Investor Rating Criteria or withdrawal of its short-term debt rating by any Rating Agency, each Alternate Investor shall give prompt written notice of such change or withdrawal to the Agent, who shall then promptly inform each other Alternate Investor, the Servicer and the Seller.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representation and Warranties.

(a) The Seller hereby makes the following representations and warranties to the Agent and the Investors as of the Closing Date and as of each Incremental Funding Date and the Investors and the Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Notes on the Closing Date and in making (or committing to make) each Incremental Funding on each Incremental Funding Date:

(i) the Seller repeats and reaffirms that the representations and warranties of the Seller set forth in Section 3.01 of the Pooling Agreement and represents and warrants that such representations and warranties are true and correct;

(ii) each of the Transaction Documents executed by the Seller has been duly authorized, executed and delivered by the Seller, and is the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iii) the Purchased Notes have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iv) there is no pending or, to the Seller’s knowledge, threatened action, suit or proceeding by or against the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Transaction Document or the Purchased Notes, (ii) seeking to prevent the issuance of the Purchased Notes or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) that might materially and adversely affect the performance

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by the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Transaction Document or the Purchased Notes or (iv) that if determined adversely as to the Seller or the Trust would have a Material Adverse Effect;

(v) except for those caused by the failure of NFC and its affiliates to deliver its financial statements and related financial information for the fiscal year ended October 31, 2005, or for the first fiscal quarter of 2006, in each case, prior to May 31, 2006, the Seller (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which the Seller is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

(vi) any taxes, fees and other charges of Governmental Authorities applicable to the Seller in connection with the execution, delivery and performance by the Seller of the Transaction Documents or otherwise applicable to the Seller in connection with the Trust have been paid or will be paid by the Seller at or prior to the Closing Date or Incremental Funding Date, as applicable, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(vii) the Trust has been duly created and is validly existing under the laws of the State of Delaware and the Seller has authorized the Trust to issue and sell the Purchased Notes;

(viii) on the date hereof and on each Incremental Funding Date, the Seller is not insolvent or the subject of any voluntary or involuntary bankruptcy proceeding;

(ix) no proceeds of a purchase hereunder will be used by the Seller (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Securities Exchange Act of 1934, as amended;

(x) Assuming the accuracy of the representations and warranties of Investors set forth herein, the sale of the Purchased Notes pursuant to the terms of this Agreement and the Indenture will not require registration of the Purchased Notes under the Act;

(xi) neither the Trust nor the Seller is an “investment company” or is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(xii) No written information furnished or to be furnished by the Seller or any of its Affiliates, agents or representatives to the Investors or the Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.03 and any information relating to the Receivables and NFC’s retail

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receivables financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified and as of the date such information was delivered by the Seller or any of its Affiliates, agents or representatives to the Investors or the Agent.

(b) NFC hereby makes the following representations and warranties to the Investors and the Agent, as of the Closing Date and as of each Incremental Funding Date, (except as to the Designated Receivables, which are made as of the date such Designated Receivables were sold to the Seller) and the Investors and the Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Notes on the Closing Date and in making (or committing to make) each Incremental Funding on each Incremental Funding Date.

(i) NFC repeats and reaffirms to the Investors and the Agent the representations, warranties and covenants of the Servicer set forth in Section 5.01 of the Servicing Agreement and the representations and warranties of NFC set forth in Section 5.01 of the Purchase Agreement and, as of the date any Designated Receivables were sold to the Seller, the representations and warranties of NFC set forth in Section 3.02 of the Purchase Agreement with respect to such Receivables as of such date of sale and represents and warrants that all such representations and warranties are true and correct as of such date;

(ii) no Governmental Action which has not been obtained is required by or with respect to NFC in connection with any of the Transaction Documents, except any such failure which would not have a Material Adverse Effect;

(iii) each of the Transaction Documents has been duly authorized, executed and delivered by NFC, and is the valid and legally binding obligation of NFC, enforceable against NFC in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iv) the Purchased Notes have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and when delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(v) there is no pending or, to NFC’s knowledge, threatened action, suit or proceeding by or against NFC or the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Transaction Document

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or the Purchased Notes, (ii) seeking to prevent the issuance of the Purchased Notes or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) that might materially and adversely affect the performance by either of NFC, the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Transaction Document or the Purchased Notes or (iv) that if determined adversely as to NFC, the Seller or the Trust would have a Material Adverse Effect;

(vi) Except for those caused by the failure of NFC and its affiliates to deliver its financial statements and related financial information for the fiscal year ended October 31, 2005, or for the first fiscal quarter of 2006, in each case, prior to May 31, 2006, NFC (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which NFC is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

(vii) any taxes, fees and other charges of Governmental Authorities applicable to NFC in connection with the execution, delivery and performance by NFC of the Transaction Documents or otherwise applicable to NFC in connection with the Trust have been paid or will be paid by NFC at or prior to the Closing Date or Incremental Funding Date, as applicable, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(viii) the Trust has been duly created and is validly existing under the laws of the State of Delaware;

(ix) on the date hereof and on each Incremental Funding Date, NFC is not insolvent or the subject of any insolvency proceeding;

(x) no written information furnished or to be furnished by NFC or its Affiliates, agents or representatives to the Investors or the Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.02 and any information relating to the Receivables and NFC’s retail receivable financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified, and such information heretofore furnished remains true and correct in all material respects as of the date such information was delivered by NFC or any of its Affiliates, agents or representatives to the Investors or the Agent.

(c) The Notes purchased by the Administrative Agent on behalf of the Investors pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and no Investor will offer to sell or otherwise dispose of its

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interest in the Notes so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws. The Administrative Agent and each Investor acknowledges that it has no right to require the Seller to register under the Act or any other securities law any Note to be acquired by the Administrative Agent on behalf of such Investor pursuant to this Agreement.

The Investors and Administrative Agent have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes and the Investors are able to bear the economic risk of such investment. The Investors and Administrative Agent have reviewed the Pooling and Servicing Agreement and the Indenture (including the schedule and exhibits thereto) and have had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from the Seller and its representatives concerning the Seller, the Trust and the Notes. Each of the Investors and Administrative Agent is an “accredited investor” as defined in Rule 501, promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

(d) None of the Investors or the Administrative Agent is required to register as an “investment company” nor are the Investors or the Administrative Agent controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent.

(a) The obligation of the Agent, for the benefit of the Investors to purchase the Purchased Notes and the effectiveness of the Commitments under this Agreement are subject to the conditions precedent that (i) the Agent shall have received on or before the date of such purchase each of the Transactions Documents and (ii) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

(b) The funding of the Class A Initial Invested Amount, the Class B Initial Invested Amount and the Class C Initial Invested Amount and each Incremental Funding hereunder shall be subject to the further conditions precedent that:

(i) the Agent has received copies of all settlement statements and all reports required to be delivered by the Servicer to the pursuant to Section 2.17 of the Servicing Agreement;

(ii) each of the representations and warranties of the Seller and the Servicer made herein and of the Trust made in the Transaction Documents shall be true and correct in all material respects as of the applicable Closing Date or Incremental Funding Date (except to the extent they expressly relate to an earlier or later time);

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(iii) the Seller, the Trust and the Servicer shall be in compliance in all material respects with all of their respective covenants contained in the Transaction Documents;

(iv) no Event of Default shall have occurred and be continuing;

(v) the Termination Date has not occurred;

(vi) each Incremental Funding shall be requested in a minimum principal amount of $1,000,000 and whole dollar increments in excess thereof; provided, that an Incremental Funding may be requested in the entire remaining Maximum Funded Amount (even if such amount is less than $1,000,000; and

(vii) the Incremental Funded Amount of any Incremental Funding shall not exceed the Specified Purchase Percentage of the Starting Receivables Balance of the Subsequent Receivables transferred to the Trust on or prior to such Incremental Funding Date but after the immediately preceding Incremental Funding Date.

ARTICLE V

Covenants of the Seller and Servicer

SECTION 5.01. Access. So long as any Purchased Note remains outstanding, each of NFC and the Seller will, at any time from time to time during regular business hours with reasonable notice to the Seller and NFC, permit the Investors or the Agent, or their agents or representatives to:

(a) examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller or NFC relating to the Receivables, and

(b) visit the offices and property of the Seller or NFC for the purpose of examining such materials described in clause (a) above;

it being understood that except as provided in Section 8.12, any information obtained by an Investor or the Agent pursuant to this Section 5.01 shall be held in confidence by the Investors and the Agent unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Governmental Rule. In the case of any disclosure permitted by clause (ii) or (iii) an Investor and the Agent shall use commercially reasonable efforts to (x) provide the Seller with advance notice of any such disclosure and (y) cooperate with the Seller in limiting the extent or effect of any such disclosure.

SECTION 5.02. Information from NFC. So long as the Purchased Notes remain outstanding, NFC will furnish to the Agent:

(a) a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) furnished by or on behalf of NFC or the Seller to the Indenture Trustee under any Transaction Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of NFC or the Seller under any Transaction Document;

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(b) such other information (including financial information), documents, records or reports respecting the Trust, the Receivables, the Seller or, to the extent it relates to the origination of Receivables or the servicing of the Trust, NFC, as the Investors or Agent may from time to time reasonably request;

(c) as soon as available and in any event within (i) 45 days after the end of each of the first three fiscal quarters of any fiscal year and (ii) 120 days after the end of the last fiscal quarter of any fiscal year, copies of the interim or annual, as applicable, financial statements of NFC, prepared in conformity with generally accepted accounting principles consistently applied; provided, however that NFC shall not be required to deliver its financial statements for fiscal year 2005 and for the first quarter of fiscal 2006 until the earlier to occur of May 31, 2006 and five (5) Business Days after the filing thereof with the SEC; and

(d) as soon as possible and in any event within two Business Days after knowledge thereof by a Responsible Officer of NFC, notice of each Event of Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

SECTION 5.03. Security Interests; Further Assurances. The Seller will take all action reasonably necessary to maintain the Indenture Trustee’s first priority perfected security interest in the Receivables and the collateral granted pursuant to the Indenture. The Seller agrees to take any and all acts and to execute any and all further instruments necessary or reasonably requested by the Investors or the Agent to more fully effect the purposes of this Agreement.

SECTION 5.04. Further Covenants. Each of the Seller and NFC will duly observe and perform each of its covenants set forth in the other Transaction Documents in all material respects.

SECTION 5.05. Amendments. Neither the Seller nor NFC will not make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Transaction Document without the prior written consent of the Agent.

ARTICLE VI

Indemnification

SECTION 6.01. Indemnities by the Seller Parties. Without limiting any other rights that the Agent or any Investor may have hereunder or under applicable law, (A) the Seller hereby agrees to indemnify (and pay upon demand to) the Agent and each Investor and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Investor) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by an Investor of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each

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Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent arising from the acts or omissions of a successor Servicer;

(iii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible;

(iv) taxes imposed by any jurisdiction in which such Indemnified Party is or would be subject to tax (unless such tax arises solely as a result of the transactions contemplated by this Agreement) on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Investors of interests in the Purchased Notes as a loan or loans by the Investors to Seller secured by the Receivables; or

(v) arising from a breach of any representation or warranty with respect to any Receivable, to the extent such Receivable is repurchased in accordance with the terms of the Pooling Agreement and the Purchase Agreement.

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or NFC or limit the recourse of the Investors to the Seller or NFC for amounts otherwise specifically provided to be paid by the Seller or NFC under the terms of this Agreement or any Transaction Document.

SECTION 6.02. Increased Cost and Reduced Return. If after the date hereof, any Investor shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or accounting board or authority (a “Regulatory Change”): (i) that subjects any Investor to any charge or withholding on or with respect to this Agreement or any Program Support Agreement or an Investor’s obligations under this Agreement or a Program Support Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Investor of any amounts payable under this Agreement or any Program Support Agreement (except for changes in the rate of tax on the overall net income of an Investor) or taxes excluded by Section 6.02 or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an

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Investor, or credit extended by an Investor pursuant this Agreement or a Program Support Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Investor of performing its obligations under this Agreement or a Program Support Agreement, or to reduce the rate of return on an Investor’s capital as a consequence of its obligations under this Agreement or a Program Support Agreement, or to reduce the amount of any sum received or receivable by an Investor under this Agreement or a Program Support Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Investor, such amounts charged to such Investor or such amounts to otherwise compensate such Investor for such increased cost or such reduction.

SECTION 6.03. Other Costs and Expenses. Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Investors, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Default.

ARTICLE VII

The Agent

SECTION 7.01. Authorization and Action. Each Investor hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

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SECTION 7.03. Liability of Agent. No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the Seller, the Servicer, the Indenture Trustee, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Seller, the Servicer, the Indenture Trustee, or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates.

SECTION 7.04. Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Seller, the Servicer and the Indenture Trustee), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b) For purposes of determining compliance with the conditions specified in Article IV on the Closing Date or the date of any Incremental Funding, each Investor that has executed this Agreement and in the case of any Incremental Funding, that has transferred funds to the Agent in accordance with Section 2.06 in connection therewith, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 7.05. Notice of Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default unless the Agent has received written notice from an Investor referring to this Agreement, describing such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default stating that such notice is a “Notice of Event of Default”. The Agent will notify

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the Investors of its receipt of any such notice. The Agent shall (subject to Section 7.04) take such action with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as may be requested by the Majority Investors, provided, that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as it shall deem advisable or in the best interest of the Investors.

SECTION 7.06. Credit Decision; Disclosure of Information by the Agent. Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Investor, including any Investor by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, the Servicer or the Indenture Trustee, or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Seller hereunder. Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, the Servicer or the Indenture Trustee. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Agent herein, the Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Seller, the Servicer, the Indenture Trustee, or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 7.07. Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Alternate Investors shall indemnify upon demand each Agent-Related Person, pro rata, and hold harmless each Agent-Related Person from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers, the Agent or the Administrator, as applicable) and disbursements awarded against or incurred by it; provided, that no Alternate Investor shall be liable for the payment to any Agent-Related Person of any portion of such amounts resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Alternate Investor shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses

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(including attorney’s fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The undertaking in this Section shall survive payment in full of the Notes and the resignation or the replacement of the Agent.

SECTION 7.08. Agent in Individual Capacity. Bank of America (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Seller, the Servicer, the Indenture Trustee, or any of their Affiliates as though Bank of America were not the Agent or an Alternate Investor hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Seller, the Servicer, the Indenture Trustee, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Commitments, Bank of America (and any successor acting as Agent) in its capacity as an Alternate Investor hereunder shall have the same rights and powers under this Agreement as any other Alternate Investor and may exercise the same as though it were not the Agent or an Alternate Investor, and the term “Alternate Investor” or “Alternate Investors” shall, unless the context otherwise indicates, include the Agent in its individual capacity.

SECTION 7.09. Resignation of Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Investors. If the Agent resigns under this Agreement, the Majority Investors shall appoint from among the Alternate Investors a successor agent for the Investors. If no successor agent is appointed prior to the Closing Date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors a successor agent from among the Alternate Investors. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 7.09 and Sections 7.03 and 7.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Alternate Investors shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above; provided that until such time as a successor agent shall have been appointed, the resigning Agent shall continue to hold the Purchased A Note as “nominee” for the Investors.

SECTION 7.10. Payments by the Agent. Unless specifically allocated to an Alternate Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Alternate Investors shall be paid by the Agent to the Alternate Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) pro rata in accordance with their respective outstanding funded portions of the applicable Invested Amount

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on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Alternate Investors on such Business Day, but, in any event, shall pay such amounts to the Alternate Investors not later than the following Business Day.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Assignment. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, that the Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Agent. Except as provided in clause (b) and clause (d) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of its Note Interests, provided that any such transfer shall be in accordance with the terms of the Indenture.

(b) Subject to the transfer restrictions set forth in the Indenture, any Alternate Investor may assign all or any portion of its Commitments and its Note Interests and its other rights and obligations hereunder to any Person that satisfies the Alternate Investor Rating Criteria with the written approval of the Administrator, on behalf of the applicable Conduit Investor and the Agent. In connection with any such assignment to another Person who shall become an Alternate Investor, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the applicable Invested Amount and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s assigned Commitment and interest in the assigned Invested Amount for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party, and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Invested Amount which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent, the Seller, the Servicer and the Indenture Trustee. All costs and expenses of the Agent incurred in connection with any assignment hereunder shall be borne by the Seller. No Alternate Investor shall assign any portion of its Commitments hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.

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(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or the Servicer or the performance or observance by the Seller or the Servicer of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Notes, as applicable; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 8.08 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by such Conduit Investor.

(d) Without limiting the foregoing, any Conduit Investor may, from time to time, with prior or concurrent notice to the Seller and the Indenture Trustee, in one transaction or a series of transactions, assign all or a portion of its Note Interests and its rights and obligations under this Agreement and any other Transaction Document to which it is a party to a Conduit Assignee. Subject to the transfer restrictions set forth in the Indenture, upon and to the extent of such assignment by a Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to a Conduit Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee

43	Note Purchase Agreement

shall assume all (or the assigned or assumed portion) of such Conduit Investor’s obligations, if any, hereunder or under any other Transaction Document, and such Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of its Note Interests shall be made to the applicable agent or Administrator, as applicable, on behalf of such Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (vii) if requested by the Agent or Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by a Conduit Investor to a Conduit Assignee of all or any portion of the Invested Amount shall in any way diminish the related Alternate Investors’ obligation under Article II to fund any Incremental Funding not funded by such Conduit Investor or such Conduit Assignee or to acquire from such Conduit Investor or such Conduit Assignee all or any portion of the Net Investment pursuant to Section 2.09.

(e) In the event that a Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the related Alternate Investors: (i) if requested by Bank of America, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by Bank of America, shall execute (either directly or through a participation agreement, as determined by the Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Alternate Investor with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to Bank of America and the Alternate Investors), (iii) if requested by the Conduit Investor, shall enter into such agreements as requested by the Conduit Investor pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of the Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to the Conduit Investor and the Alternate Investors), and (iv) shall take such actions as the Agent shall reasonably request in connection therewith.

(f) Subject to the transfer restrictions set forth in the Indenture, the Seller hereby agrees and consents to the assignment by a Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Notes to any Program Support Provider which satisfies the Alternate Investor Rating Criteria.

(g) Subject to the transfer restrictions set forth in the Indenture, the Seller hereby agrees and consents to the assignment by an Alternate Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Notes to any Conduit Investor.

SECTION 8.02. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopy, as follows:

(a) if to the Seller or the Servicer, at its address or telecopy number set forth in Appendix B to the Pooling Agreement;

44	Note Purchase Agreement

(b) if to the Conduit Investor:

Kitty Hawk Funding Corporation
NC1-027-19-01
214 Tryon Street
Charlotte, NC 28255
Attention:	Willem Van Beek
Facsimile:	704/388-9169
Telephone:	704/683-4724

(with a copy to the Administrator)

(c) if to the Agent:

Bank of America, National Association,
as Agent
NC1-027-19-01
214 Tryon Street
Charlotte, NC 28255
Attention:	Willem Van Beek
Facsimile:	704/388-9169
Telephone:	704/683-4724

(d) if to the Administrator:

Bank of America, National Association,
as Agent
NC1-027-19-01
214 Tryon Street
Charlotte, NC 28255
Attention:	Willem Van Beek
Facsimile:	704/388-9169
Telephone:	704/683-4724

If to the Alternate Investors, at their respective address set forth on the signature page hereto or of the Assignment and Assumption Agreement pursuant to which it became a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

45	Note Purchase Agreement

SECTION 8.03. Waivers; Amendments.

(a) No waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b) and the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any shall not be construed as a waiver of any Event of Default, regardless of whether the Indenture Trustee, the Seller, the Servicer, the Conduit Investor or any Alternate Investor may have had notice or knowledge of such Event of Default at the time.

(b) Any provision of the Agreement may be amended or waived by (x) the Seller or Servicer if, but only if, it is in writing and signed by such Person and (y) the Agent, the Conduit Investor and the Alternate Investors, if, but only if, it is in writing and signed by the Agent, the Conduit Investor and the Majority Investors. Any consent or other election or action to be taken by a Class A Noteholder, Class B Noteholder or Class C Noteholder pursuant to the Indenture shall be taken by the Agent as registered Holder of the Purchased A Note, Purchased B Note or Purchased C Note, as applicable, in each case with the consent of the Majority Investors of such Class (the Seller shall have no obligation to inquire as to such consent and may rely on any consent, election or action taken by the Agent as such Holder).

(c) No waiver, amendment or modification of the Transaction Documents or any other agreement referred to herein or therein to the Seller is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of any party hereto unless such party has given its written consent to such waiver, amendment or modification.

(d) A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

SECTION 8.04. Survival. All covenants, agreements, representations and warranties made by the Seller and the Servicer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Incremental Fundings, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Indenture Trustee, the Conduit Investor or any Alternate Investor may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Note or any amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 8.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Indenture constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall

46	Note Purchase Agreement

become effective when it shall have been executed by each of the parties hereto and thereafter the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.07. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right.

(a) This Agreement shall be construed in accordance with the laws of the State of Nebraska, without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(b) TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 8.08. No Bankruptcy Petition Against the Conduit Investor. Each of the Investors, the Agent, the Administrator, the Seller and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day (or the then applicable preference period) after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Investor, it will not institute against, or join any other Person in instituting against, any Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 8.09. Benefits of Indenture. Each of the Seller and the Servicer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Seller and the Servicer is also made herein, all for the benefit and security of the Investors, the Agent and the Administrator.

SECTION 8.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11. No Recourse Against Conduit Investor, Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Investor and shall be payable solely to the extent of funds received in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Investor contained in this Agreement shall be had against Lord Securities Corporation (the

47	Note Purchase Agreement

“Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of a Conduit Investor or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Conduit Investor, and that no personal liability whatsoever shall attach to or be incurred by the Corporate Services Provider (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of any Conduit Investor or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of each Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of the Corporate Services Provider (or any Affiliate thereof) and every such stockholder, employee, officer, director or incorporator of the Conduit Investor or beneficial owner of any of them, as such, is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, that each Conduit Investor shall be considered to be an Affiliate of the Corporate Services Provider; and provided, further, that this Section 8.11 shall not relieve the Corporate Service Provider (or an Affiliate thereof) or any such stockholder, employee, officer, director or incorporator of a Conduit Investor or beneficial owner of any of them, as such, of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 8.12. Waiver of Confidentiality. Each of the Seller and the Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Investor or the Administrator to (i) the Agent, any nationally recognized statistical rating organization rating a Conduit Investor’s Commercial Paper, any dealer or placement agent of or depositary for a Conduit Investor’s Commercial Paper, the Administrator, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document; or (ii) with the Seller’s and Servicer’s consent, any other Investor or potential Investor.

SECTION 8.13. Confidentiality Agreement. Each of the Seller and the Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, the Agent, the Administrator or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (b) as otherwise required by applicable law or order of a court of competent jurisdiction, including its regulators, (c) in connection with any proceeding brought by or against it with respect to this Agreement or the related transactions contemplated hereby or (d) in any offering circular prepared for the issuance and sale of the Notes, if such disclosure has been reviewed and agreed to by the Investors and the Agent and (e) that the Seller and Servicer may file copies of the Transaction Documents with the SEC.

[Signatures Follow]

48	Note Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KITTY HAWK FUNDING CORPORATION, as Conduit Investor

By:	/s/ Jill A. Gordon
Name:	Jill A. Gordon
Title:	Vice President

S-1	Note Purchase Agreement

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, as Seller

By:	/s/ John V. Mulvaney
Name:	John V. Mulvaney
Title:	Vice President and Controller

NAVISTAR FINANCIAL CORPORATION, as Servicer

By:	/s/ John V. Mulvaney
Name:	John V. Mulvaney
Title:	Vice President and Controller

S-2	Note Purchase Agreement

Class A Commitment

$712,980,000

Class B Commitment

$33,277,500

Class C Commitment

$18,742,500

BANK OF AMERICA, N.A., as Agent, as Administrator, Class A Alternate Investor,
Class B Alternate Investor and Class C Alternate Investor

By:	/s/ Christopher G. Young
Name:	Christopher G. Young
Title:	Vice President

Address:

NC1-027-19-01
214 Tryon Street
Charlotte, NC 28255

Attention:	Banc of America Securities, LLC
Global Structured Finance;
Conduit Investment Management Group
Facsimile: 704/388-9169
Telephone: 704/683-4724

Payment Information:

Deutsche Bank
ABA: 021-001-033
BTCO as Depository for KHFC
Account Number: 00-362-941
Ref: Navistar
Attn: Orinthia Skeete

S-3	Note Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Note Purchase Agreement dated as of February 27, 2006, as it may be amended or otherwise modified from time to time (as so amended or modified, the “Agreement”), by and among Navistar Financial Retail Receivables Corporation, as Seller, Kitty Hawk Funding Corporation, as initial beneficial owner, Bank of America, N.A., as Agent and Administrator, the Alternate Investors from time to time parties thereto, and The Bank of New York, as Indenture Trustee. Terms defined in the Agreement are used herein with the same meaning.

                    , in its capacity as a [Class A/Class B/Class C] Alternate Investor under the Agreement (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the [Class A/Class B/Class C] Notes and the Agreement, such interest expressed as a percentage of all rights and obligations of the [Class A/Class B/Class C] Alternate Investors being equal to the percentage equivalent of a fraction the numerator of which is $                     and the denominator of which is the [Class A/Class B/Class C] Facility Limit.

2. [In consideration of the payment of $[                    ], being [        ]% of the existing [Class A/Class B/Class C] Invested Amount and of $[                    ], being [        ]% of the aggregate unpaid accrued interest thereon, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [        ]% interest in and to all of the Assignor’s right, title and interest in and to the [Class A/Class B/Class C] Invested Amount purchased by the undersigned on [                    ], [20    ] under the Agreement.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the [Class A/Class B/Class C] Notes or the Indenture, or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Servicer or the Indenture Trustee or the performance or observance by the Seller, the Servicer or the Indenture Trustee of any of its obligations under the Agreement or any instrument or document furnished pursuant thereto.

4. The Assignee (i) confirms that it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and purchase such interest in the Assignor’s rights and obligations under the Agreement; (ii) agrees that it will,

Exhibit A-1

independently and without reliance upon the Agent or any of its Affiliates, the Assignor or any other Alternate Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such power under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) appoints the Agent to enforce its respective rights and interests in and under the Agreement and the [Class A/Class B/Class C] in accordance with the Agreement; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Alternate Investor; (vi) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States of America certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

5. The Closing Date for this Assignment and Assumption Agreement shall be the later of (i) the date on which the Agent receives this Assignment and Assumption Agreement executed by the parties hereto, and receives the consent of the Agent and the Administrator, and (ii) the date of this Assignment and Assumption Agreement (such later date, the “Closing Date”). Following the execution of this Assignment and Assumption Agreement, the Agent and the Administrator, on behalf of the [Class A/Class B/Class C] Conduit Investor, this Assignment and Assumption Agreement will be delivered to the Agent for acceptance and recording.

6. Upon such acceptance and recording, as of the Closing Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a [Class A/Class B/Class C] Alternate Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Closing Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in the related [Class A/Class B/Class C] Net Investment allocable to the related [Class A/Class B/Class C] Alternate Investor and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Closing Date directly between themselves.

8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9. This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Exhibit A-2

10. If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

11. This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

12. This agreement shall be binding on the parties hereto and their respective successors and assigns.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the          day of                     ,         .

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Address for notices and Account for payments:

For Credit Matters:	For Administrative Matters:
[NAME]	[NAME]

Attn: Telephone: Telefax: Account for Payments: NAME	Attn: Telephone: Telefax:

ABA Number: Account Number: Attn: Re:

Consented to this [ ] day of	Accepted this [ ] day of
[ ], [20][ ] [ ], as Administrator	[ ], [20][ ] [ ], as Agent

By:	By:
Name:	Name:
Title	Title

Exhibit A-4